Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-227875) on Form S-3 and registration statement (No. 333-226494) on Form S-8 of our report dated February 12, 2019, with respect to the Statement of Revenues and Direct Operating Expenses of oil and gas properties acquired by Murphy Oil Corporation for the year ended December 31, 2017 and the related notes to the financial statement, which report appears in the Form 8‑K of Murphy Oil Corporation dated February 12, 2019.

/s/ KPMG LLP

Houston, Texas

February 12, 2019